EXHIBIT 2.2

KINROSS GOLD CORPORATION

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UNDERWORLD RESOURCES INC.

SUPPORT AGREEMENT

March 15, 2010

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT is made March 15, 2010 (the “Agreement”)

BETWEEN:

KINROSS GOLD CORPORATION, a corporation existing under the Laws of the Province of Ontario,

(“Kinross”),

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UNDERWORLD RESOURCES INC., a corporation existing under the Laws of the Province of British Columbia,

(the “Company”)

RECITALS:

A.                                    Kinross wishes to make an offer (the “Offer”) by way of take-over bid to the Shareholders to purchase all of the outstanding Common Shares.

B.                                    The Board of Directors, having received financial and legal advice, has determined that it would be in the best interests of the Company and its Shareholders to take all reasonable action to support and facilitate the Offer and enter into this Agreement, in each case, subject to the terms and conditions set out in this Agreement.

C.                                    Contemporaneously with entering into this Agreement, Kinross has entered into lock-up agreements (each, a “Lock-Up Agreement”) with each of the Locked-Up Shareholders pursuant to which, among other things, such Locked-Up Shareholders have agreed to tender to the Offer all of the Common Shares held by them, all on the terms and subject to the conditions set forth in the Lock-Up Agreements.

THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Agreement, unless the context otherwise requires:

“1933 Act” means the United States Securities Act of 1933, as amended and the rules and regulations of the SEC thereunder;

“Acquisition Proposal” has the meaning ascribed thereto in Subsection 7.1(a)(i);

“Advertisement” has the meaning ascribed thereto in Subsection 2.1(a);

“affiliate” has the meaning ascribed thereto in the OBCA;

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement;

 “Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the commencement of the Offer or the consummation of the Offer;

“associate” has the meaning ascribed thereto in the OBCA;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit;

 “BCBCA” means the Business Corporation Act (British Columbia);

“Board of Directors” means the board of directors of the Company;

“bump transactions” has the meaning ascribed thereto in Section 8.9;

“business day” means any day of the week, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario or Vancouver, British Columbia;

“Canadian GAAP” means Canadian generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants applied on a consistent basis;

“Canadian Resident” means a beneficial holder of Common Shares that is (i) a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (ii) a partnership, any member of which is a resident of Canada for the purposes of the Tax Act (other than a partnership, all members of which that are residents of Canada are exempt from tax under Part I of the Tax Act);

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Common Shares” means the common shares of the Company (including Common Shares issuable upon the exercise of outstanding Options and Warrants);

“Company” has the meaning ascribed thereto in the preamble;

“Company Balance Sheet” has the meaning ascribed thereto in Section 4.12;

“Company Benefit Plans” means any pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon the Company or any of its Subsidiaries or for which the Company or its Subsidiaries could have any liability;

“Company Disclosure Statement” means the disclosure statement of the Company delivered to Kinross in confidence contemporaneously with the execution and delivery of this Agreement;

“Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to: (x) the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, capitalization or financial condition (including cash resources) or prospects of the Company and its Subsidiaries taken as a whole; or (y) the continued ownership, development and operation of the Yukon Properties, in either case, other than changes, effects, events, occurrences or states of facts relating solely to (a) any change, effect, event, occurrence or state of facts relating to the North American economy or securities markets in general, (b) changes affecting the global mining industry generally, (c) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (d) any change in the market price of gold, or (e) any change in the market price or trading volume of the common shares of the Company related to this Agreement and the Offer or the announcement thereof, or primarily resulting from a change, effect, event, occurrence or state of facts excluded from this definition of the Company Material Adverse Effect under clauses (a), (b), (c) or (d) hereof; provided, however, that such change, effect, event, occurrence or state of facts referred to in clause (a), (b), (c) or (d) above does not primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, taken as a whole, or disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate;

“Company Public Documents” means all forms, reports, schedules, statements and other documents filed by the Company since September 30, 2009, with all applicable securities regulatory authorities, the TSXV and all other applicable self-regulatory organizations;

“Compulsory Acquisition” has the meaning ascribed thereto in Section 2.7;

“Directors’ Circular” has the meaning ascribed thereto in Subsection 2.4(b);

“Effective Date” means the date on which Kinross first pays for Common Shares deposited to the Offer;

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, developments or similar agreements, easements,

rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;

“Environmental Laws” means all applicable Laws, including applicable common laws, relating to the protection of human health and safety or the environment, or relating to hazardous or toxic substances or wastes, pollutants or contaminants;

“Environmental Permits” means Authorizations prescribed by Environmental Laws;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC thereunder;

“Expiry Date” means the 36th day after the date that the Offer is commenced within the meaning of the Securities Act, or any subsequent date set out in any notice of Kinross extending the period during which Common Shares may be deposited under the Offer; provided that, if such day is not a business day, then the Expiry Date shall be the next business day;

“Expiry Time” means 6:00 p.m. (Vancouver Time) on the Expiry Date;

“fully-diluted basis” means, with respect to the number of outstanding Common Shares at any time, the number of Common Shares that would be outstanding if all rights to acquire Common Shares were exercised, including for greater certainty, all Common Shares issuable upon the exercise of Warrants and Options, whether vested or unvested;

“Governmental Entity” means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority; (d) the TSX; (e) the TSXV; (f) the NYSE; or (g) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Initial Expiry Date” means the Expiry Date in effect, prior to any extension, immediately prior to the initial Take-Up Date;

“Kinross” has the meaning thereto in the preamble;

“Kinross Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, capitalization or financial condition (including cash resources) or prospects of Kinross and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of facts relating solely to (a) any change, effect, event, occurrence or state of facts relating to the North American economy or securities markets in general, (b) changes affecting the global mining industry generally, (c) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (d) any change in the market price of gold or (e) any change in the market price or trading volume of the common shares of Kinross related to this Agreement and the Offer or the announcement thereof, or primarily resulting from a change, effect, event, occurrence or state of facts excluded from this definition of Kinross Material Adverse Effect under clauses (a), (b), (c) or (d) hereof; provided, however, that such change, effect, event, occurrence or state of facts referred to in clause (a), (b), (c) or (d) above does not primarily relate only to (or have the effect of primarily relating only to) Kinross and its Subsidiaries, taken as a whole, or disproportionately adversely affect Kinross and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which Kinross and its Subsidiaries operate;

“Kinross Public Documents” means all forms, reports, schedules, statements and other documents filed by Kinross since December 31, 2009, with all applicable securities regulatory authorities, the TSX, the NYSE and all applicable self-regulatory organizations;

“Kinross Share Reference Price” means the volume weighted average trading price on the TSX of the Kinross Shares over the five business days ending one business day before the Initial Expiry Date;

“Kinross Shares” means the common shares in the capital of Kinross;

“knowledge” of a Party means to the best of the knowledge, information and belief of such Party and its Subsidiaries after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant officers and directors of such Party and its Subsidiaries;

“Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or licence of or from any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Lock-Up Agreement” has the meaning set out in the recital C to this Agreement;

“Locked-Up Shareholders” means all of the directors and senior management of the Company, who together hold 3,588,700 common shares of the Company and 2,775,000 Options;

“material” means, with respect to Kinross or the Company (as the case may be), a fact, liability, transaction or circumstance concerning the business, assets, liabilities, operations or financial condition of Kinross or the Company (as the case may be) and their respective Subsidiaries, taken as a whole, that would be reasonably likely to have a significant effect on the value of the shares of Kinross or the Company (as the case may be) or that would prevent or materially delay completion of the Offer in accordance with this Agreement;

“Material Contract” means a contract, licence, lease, agreement, obligation, undertaking, arrangement, document, commitment, entitlement or engagement to which the Company or one of its Subsidiaries is a party or by which such a Person is bound or under which such a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied): (a) involving payments to or by such Person in excess of $100,000 annually or $250,000 in aggregate over the term of the contract; (b) involving rights or obligations that may reasonably extend beyond three years and which does not terminate or cannot be terminated without penalty on less than three months’ notice; (c) which provide any rights to one or more third parties with respect to any of the Company’s Property or Mineral Rights; (d) which is outside the ordinary course of business; (e) which  contain covenants that: (i) in any way purport to restrict the business activity of the Company or any of its affiliates; or (ii) limit the freedom of the Company or any of its affiliates to engage in any line of business or to compete with any Person; (f) which, if terminated without the consent of the Person, in the case of the Company, would result in a Company Material Adverse Effect; (g) is with a Governmental Entity; or (h) is a contract pursuant to which the Company or one of its Subsidiaries provides any indemnification to any other Person.

“Mineral Rights” has the meaning ascribed thereto in Subsection 4.13(a);

“Minimum Tender Condition” means that there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares which, together with any Common Shares directly or indirectly owned by Knight, constitutes at least 66 2/3% of the Common Shares outstanding (on a fully diluted basis, excluding the Common Shares issuable on exercise of Options held by the Locked-Up Shareholders) at the Expiry Time;

“NYSE” means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario), as amended;

“Offer” has the meaning ascribed thereto in recital A to this Agreement;

“Offer Deadline” has the meaning ascribed thereto in Subsection 2.1(a);

“Offer Documents” has the meaning ascribed thereto in Subsection 2.1(g);

“Offered Consideration” has the meaning ascribed thereto in Subsection 2.1(a);

“Offering Circular” means the offer to purchase and accompanying take-over bid circular;

“Options” means options to purchase Common Shares granted under the Stock Option Plan;

“Option Exchange Ratio” means 0.141;

“Parties” means the Company and Kinross; and “Party” means either one of them;

“Person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 8.9;

“Property” has the meaning ascribed thereto in Subsection 4.13(a);

“Proposed Agreement” has the meaning ascribed thereto in Subsection 7.1(e);

“Replacement Option” has the meaning ascribed thereto in Subsection 2.5(e);

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario), R.S.O. 1990, c. S-5 and the rules, regulations and published policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Securities Laws” has the meaning ascribed thereto in Subsection 2.1(g);

“Shareholders” means the holders of Common Shares;

“Special Committee” has the meaning ascribed thereto in Subsection 2.4(a)(i);

“Stock Option Plan” means the stock option plan of the Company dated December 15, 2006, as reapproved by the Shareholders on March 17, 2009;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 2.7;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which 50% or more of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a Subsidiary;

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a third party to the Company in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Common Shares and offering or making available the same consideration in form and amount per Common Share to be purchased or otherwise acquired; (ii) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (iii) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Board of Directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), will be obtained; (iv) which is not subject to a due diligence and/or access condition; (v) that did not result from a breach of Section 7.1 by the Company or its representatives; (vi) in respect of which the Board of Directors determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to Shareholders from a financial point of view than the Offer (including any adjustment to the terms and conditions of the Offer proposed by Kinross pursuant to Subsection 7.1(f));

“Take-Up Date” means a date upon which Kinross takes up or acquires Common Shares under the Offer;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax Returns” includes all returns, reports, declarations, elections, estimates, disclosures, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by law in respect of Taxes;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Termination Fee” has the meaning ascribed thereto in Section 7.2(a);

“Termination Fee Event” has the meaning ascribed thereto in Section 7.2(a);

“Third Party Beneficiaries” has the meaning ascribed thereto in Section 8.11;

“Transition Date” means the earlier of (a) the termination of this Agreement, and (b) the appointment or election to the Board of Directors of Persons designated by Kinross who represent a majority of the directors of the Company;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“U.S. Holder” means any person whose address appeared or appears on the records of the Company, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity on behalf of the Company as being located in the United States;

“Warrants” mean each of the common share purchase warrants issued by the Company, including in particular (i) the warrants issued on October 16, 2008 with an exercise price of $0.55 per share and an expiry date of October 30, 2010; (ii) the warrants issued November 5, 2008 with an exercise price of $0.55 per share and an expiry date of November 5, 2010; (iii) the warrants issued February 27, 2009 with an exercise price of $0.40 per share and an expiry date of February 27, 2011; (iv) the warrants issued June 19, 2009 with an exercise price of $1.55 per share and an expiry date of June 19, 2010; (v) the warrants issued June 19, 2009 with an exercise price of $1.60 per share and an expiry date of June 19, 2010; and (vi) the warrants issued June 19, 2009 with an exercise price of $1.65 and an expiry date of June 19, 2010; and

“Yukon Properties” means all of the Company’s properties located in the Yukon Territory, together with (a) all privileges, rights, easements and appurtenances both at law and equity belonging to or for the benefit of such properties, including means of access between such properties and a public way and (b) all rights associated with the ownership, development or operation of such properties, including mineral interests and rights (including any claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights).

1.2                               Interpretation Not Affected By Headings

The division of this Agreement into Articles, Sections, Subsections and Paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, Subsection, Paragraph or Schedule by number or letter or both refer to the Article, Section, Subsection, Paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3                               Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4                               business day

Where the words “business days” are used in this Agreement, it means clear and full business days have occurred since or prior to or between the event or events being referenced, as appropriate.

1.5                               Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6                               Time References

In this Agreement, unless otherwise stated, any references to time are to local time, Toronto, Ontario.

1.7                               Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.8                               Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP, and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian GAAP and past practice.

1.9                               Meaning of Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.10                        No Strict Construction

The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

1.11                        Time of the Essence

Time shall be of the essence of this Agreement.

1.12                        Schedules

The following Schedule is annexed to this Agreement and is incorporated by reference into this Agreement and forms part hereof:

Schedule A            -               Conditions of the Offer

ARTICLE 2

THE OFFER

2.1                               Actions by Kinross

(a)                                 Subject to the terms and conditions of this Agreement, Kinross agrees to use commercially reasonable efforts to make the Offer either by way of advertisement (the “Advertisement”) in a national newspaper or by way of mailing the Offer Documents as soon as possible after the date hereof and, in any event, on or before March 29, 2010 (the “Offer Deadline”), with mailing of the Offer Documents to take place to registered Shareholders in Canada, the United States and such other jurisdictions as Kinross may determine, for consideration consisting of 0.141 of a Kinross Share plus $0.01 for each Common Share (the “Offered Consideration”), subject to the following and in accordance in all material respects with all applicable Securities Laws. The Offered Consideration is based on 53,042,617 Common Shares outstanding, on a fully-diluted basis and that the Company will not declare or pay any dividends or other distributions on the Common Shares. The Offered Consideration will be adjusted accordingly (i.e., a reduction in the value per Common Share) if the number of outstanding Common Shares, on a fully-diluted basis, is greater than this amount at the Effective Date in any material respect, unless Kinross has consented to such increase in the number of Common Shares in writing. The Offered Consideration will also be adjusted downward to reflect the declaration or payment of any dividend or distribution by the Company on or after the date of this Agreement.

(b)                                 In the event that the Company provides a notice to Kinross regarding a possible Acquisition Proposal prior to the Offer Deadline, the Offer Deadline will be extended until the date that is seven days following the earlier of either (i) written notification from the Company to Kinross that the Board of Directors has determined that the Acquisition Proposal is not a Superior Proposal, or (ii) the date on which the Company and Kinross enter into an amended agreement pursuant to Subsection 7.1(e) which results in the Acquisition Proposal in question not being a Superior Proposal.

(c)                                  In the event that the conditions to the Offer have been satisfied or waived by Kinross, Kinross shall take up and pay for the Common Shares deposited under the Offer as soon as possible, and in any event not later than three business days after Kinross becomes obligated by the terms of the Offer to take up the Common Shares deposited under the Offer. Fractional Kinross Shares shall not be issued in connection with the Offer. Where on any Take-Up Date, the aggregate number of Kinross Shares to be issued to any Shareholder in exchange for such Shareholder’s Common Shares would result in a fraction of a Kinross Share being issuable, the number of Kinross Shares to be received by such Shareholder will be rounded down to the nearest whole Kinross Share and in lieu of a fractional Kinross Share, the Shareholder will receive a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of an amount equal to the Kinross Share Reference Price multiplied by the fractional share amount.

(d)                                 Each beneficial owner of Common Shares who is a Canadian Resident shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the beneficial owner is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the corresponding provisions of any applicable provincial income tax legislation) with respect to the transfer of its Common Shares to Kinross.  In order to make an election, the beneficial owner of Common Shares must provide the necessary information on or before 90 days after the Effective Date in accordance with the procedures set out in a tax instruction letter to be sent to beneficial owners that indicate an interest in making and filing an election by checking the appropriate box on the letter of transmittal forming part of the Offer Documents.  The information will include the number of Common Shares transferred, the consideration received and the applicable elected amount for purposes of such election.  Kinross will make an election under subsection 85(1) or 85(2) of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) only with a Canadian Resident, and at the amount selected by the Canadian Resident subject to the limitations in the Tax Act (and any applicable provincial legislation).  Kinross will not be responsible for the proper completion or filing of any election form and the Canadian Resident will be solely responsible for the payment of any late filing penalty.  Kinross agrees only to execute any election form containing information provided by the Canadian Resident which complies with the provisions of the Tax Act (and any corresponding provincial legislation).  With the exception of execution of the election by Kinross, compliance with the requirements for a valid election will be the sole responsibility of the Canadian Resident making the election.  Accordingly, Kinross will not be responsible for any Taxes, interest, penalties, damages or expenses resulting from the failure by a beneficial owner of Common Shares to properly complete or file the election form(s) in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial income tax legislation).  In its sole discretion, Kinross may choose to sign and return an election form received by Kinross more than 90 days following the Effective Date, but Kinross will have no obligation to do so.  References in this Section to the Tax Act are to the Tax Act as of the date hereof and any modifications thereof which are consistent with the general principle thereof.

(e)           The Kinross Shares to be issued pursuant to the Offer will be at the time of issue listed for trading on the NYSE and the TSX.

(f)            The Offer shall not be subject to any conditions, other than the conditions set out in Schedule A.

(g)           Kinross shall prepare the Offering Circular and the related letter(s) of transmittal and notice(s) of guaranteed delivery (collectively, the “Offer Documents”) with respect to the Offer in English and, if necessary, French, in compliance with the Securities Act and all other applicable provincial securities laws, rules and regulations and published policies thereunder in Canada (collectively, the “Securities Laws”). Prior to printing the Offer Documents, Kinross shall provide the Company and its counsel with an opportunity to review and comment on the Offer Documents, the Company recognizing that whether or not such comments shall be reflected in the Offer Documents will be determined by Kinross in its sole discretion, acting reasonably. Kinross shall provide the Company with a final copy of the Offer Documents to be mailed to registered Shareholders (in Canada and in such other jurisdictions as permitted or required by applicable Laws) prior to the mailing to registered Shareholders.  To the extent required by Law, Kinross shall also prepare and file with the SEC a registration statement under the 1933 Act.

(h)           The Offer shall expire at the Expiry Time, subject to extension as contemplated in Section 5.2. If the conditions set out in Schedule A have been satisfied or waived by Kinross at or prior to the Expiry Time, Kinross shall within three business days accept for payment and pay for all of the Common Shares validly tendered (and not withdrawn) pursuant to the Offer. The terms of the Offer shall comply with the terms of this Agreement. In making the Offer, Kinross shall comply with the provisions of applicable Laws.

(i)                                     Kinross may, in its sole discretion, modify or waive any term or condition of the Offer, provided that Kinross will not, without the prior written consent of the Company: (i) modify or waive the Minimum Tender Condition to permit it to acquire less than that number of Common Shares such that if taken-up, Kinross would hold 50.1% of the Common Shares outstanding ((x) including those Common Shares already held by or on behalf of Kinross or an affiliate or associate of  Kinross and (y) calculated on a fully-diluted basis but excluding the Common Shares issuable on exercise of Options held by the Locked-Up Shareholders); (ii) decrease the Offered Consideration (except as provided in Subsection 2.1(a)); (iii) change the form of the Offered Consideration (other than to increase the total consideration per Common Share and/or add additional consideration or consideration alternatives); (iv) impose additional conditions to the Offer; (v) decrease the number of Common Shares in respect of which the Offer is being made; or (vi) otherwise modify the Offer (or any terms or conditions thereof) in a manner that is adverse to the Company or the Shareholders.  If Kinross waives the Minimum Tender Condition on a date that is less than 10 days prior to the Expiry Date, it shall extend the Offer for at least such period of time as is necessary to ensure that the Offer remains open for 10 days from the date or such waiver.

(j)                                    In the event that the Offer is commenced by way of the Advertisement, Kinross agrees that it shall mail the Offer to the registered Shareholders as soon as reasonably practicable thereafter, and in any event by the later of (i) the Offer Deadline, or (ii) the date that is two business days following receipt of the shareholder list referred to in Subsection 2.4(c).

(k)                                 The obligation of Kinross to make the Offer by either placing the Advertisement or by mailing the Offering Circular to Shareholders is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of Kinross and any or all of which may be waived by Kinross in whole or in part in its sole discretion without prejudice to any other rights it may have under this Agreement or otherwise and which shall be deemed to have been waived by the commencement of the Offer:

(i)            the obligations of Kinross hereunder shall not have been terminated pursuant to Section 6.1;

(ii)           no circumstance, fact, change, event or occurrence (other than one caused by Kinross) shall have occurred that would render it impossible for one or more of the conditions set out on Schedule A to be satisfied;

(iii)          no cease trade order, injunction or other prohibition at Law shall exist against Kinross making the Offer or taking up or paying for Common Shares deposited under the Offer;

(iv)                              Kinross shall have received from all Governmental Entities all waivers, rulings or orders necessary for the making of the Offer or necessary to mail to Shareholders the Offering Circular;

(v)                                 the Company shall have complied in all material respects with its obligations under this Agreement;

(vi)                              all representations and warranties of the Company (A) that are qualified by a reference to a Company Material Adverse Effect or materiality shall be true and correct in all respects at the time of the making of the Offer, and (B) that are not qualified by a reference to a Company Material Adverse Effect or materiality shall be true and correct in all material respects at the time of the making of the Offer;

(vii)                           no Company Material Adverse Effect shall have occurred or arisen (or shall have been generally disclosed to, or discovered by, Kinross if not previously disclosed in writing to Kinross prior to the date of this Agreement); and

(viii)                        the Board of Directors shall have unanimously recommended that Shareholders (other than Kinross) accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner adverse to Kinross, or taken any other action or made any other public statement in connection with the Offer inconsistent with such recommendation.

2.2                               Preparation of Filings

(a)                                 Subject to the terms and conditions of this Agreement, Kinross and the Company shall co-operate and use their reasonable best efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for orders, registrations, consents, filings, circulars and approvals and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement and the Offer, and to complete any of the transactions contemplated by this Agreement, including their obligations under applicable Securities Laws. Without limiting the generality of the foregoing, the Company shall provide Kinross with any information pertaining to the Company, its Subsidiaries and any of their predecessors that is necessary for the completion of the Offering Circular by Kinross, and shall provide Kinross with such other assistance in the preparation of the Offering Circular as may be reasonably requested by Kinross.

(b)                                 Each of the Company and Kinross shall promptly notify the other if at any time before the Effective Date it becomes aware that the Offering Circular, the Directors’ Circular, an application for an order, any registration, consent, circular or approval, registration statement or any other filing under corporations or Securities Laws or any other applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Offering Circular, the Directors’ Circular, such application, registration, consent, circular, approval, registration statement or filing, and the Parties shall cooperate in the preparation of any amendment or supplement to the Offering Circular, the Directors’ Circular, application, registration, consent, circular, approval, registration statement or filing, as required.

(c)                                  Nothing in this Section 2.2 shall oblige any Party to disclose to the other any written communications or information which that Party, acting reasonably, considers to be confidential and sensitive in nature, provided that arrangements will be made among the Parties and their counsel as necessary for any such confidential written communications or information to be exchanged on a “counsel only” basis.

2.3                               Shareholder Communications

Except as required by applicable Law or applicable stock exchange requirements, a Party shall not make any public announcement or statement with respect to the Offer or this Agreement without the approval of the other Party, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with applicable Law or applicable stock exchange requirements. Each Party shall use all commercially reasonable efforts to enable the other Party to review and comment on all such public announcements or statements prior to the release thereof and shall enable the other Party to review and comment on such filings, prior to the filing thereof; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with applicable Laws, and if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. Each of Kinross and the Company agrees that, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement and, in the case of Kinross, its intention to make the Offer, which press release shall, in each case, be satisfactory in form and substance to the other Party acting reasonably.

2.4                               Company Approval of the Offer

(a)                                 The Company represents and warrants to and in favour of Kinross, and acknowledges that Kinross is relying upon such representations and warranties in entering into this Agreement, that, as of the date of this Agreement:

(i)                                     the Board of Directors has received an oral opinion from the financial advisor, being Canaccord Financial Ltd., to the special committee of the Board of Directors (the “Special Committee”), to the effect that, as of the date of such opinion, the Offered Consideration to be received under the Offer is fair, from a financial point of view, to the Shareholders (which opinion Canaccord Financial Ltd. has agreed to provide in writing prior to the mailing of the Directors’ Circular (as hereinafter defined);

(ii)           the Board of Directors, upon consultation with its financial and legal advisors and on receipt of a recommendation of the Special Committee, has unanimously determined that the Offer is fair, from a financial point of view to Shareholders (other than Kinross), and is in the best interests of the Company and the Shareholders (other than Kinross), and accordingly, has unanimously approved the entering into of this Agreement and the making of a recommendation that Shareholders (other than Kinross) accept the Offer; and

(iii)          each member of the Board of Directors has agreed to support the Offer and has agreed that the press release to be issued by Kinross announcing the Offer may so state and that references to such support may be made in the Offering Circular and other documents relating to the Offer.

(b)                                 The Company shall prepare and make available for distribution, to the extent practicable, contemporaneously with the Offering Circular, and in any event not later than three business days after the mailing of the Offering Circular, in English and, if necessary, French and in compliance with Securities Laws, sufficient copies of a directors’ circular relating to the Offer (the “Directors’ Circular”). Provided the Board of Directors has not changed or withdrawn its recommendation set out in Subsection 2.4(a)(ii), the Directors’ Circular shall reflect the determinations and recommendations set forth in Subsection 2.4(a)(ii), and the Company shall take all reasonable action to support the Offer on the terms of this Agreement. Prior to printing the Directors’ Circular, the Company shall provide Kinross and its counsel with an opportunity to review and comment on it, Kinross recognizing that whether or not such comments shall be reflected in the Directors’ Circular will be determined by the Company, in its sole discretion, acting reasonably.

(c)                                  The Company has provided, or will within two Business Days, provide Kinross with a list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Common Shares. The Company shall concurrently provide Kinross with a list of the names, addresses and holdings of all Persons having rights issued by the Company to acquire Common Shares (including holders of Options and Warrants). The Company shall from time to time request that its registrar and transfer agent promptly furnish Kinross with such additional information, including updated or additional lists of Shareholders, a list of participants in book-based nominee registered shareholders such as CDS & Co. and CEDE & Co., mailing labels and lists of securities positions and other assistance as Kinross may reasonably request in order to be able to communicate the Offer to the Shareholders and to such other Persons as are entitled to receive the Offer under applicable Laws.

2.5                               Outstanding Stock Options and Warrants

Subject to the receipt of all Appropriate Regulatory Approvals, Kinross acknowledges and agrees that:

(a)                                 the Board of Directors will make such amendments to the Stock Option Plan and take all such other steps as may be necessary or desirable to allow all Persons holding Options pursuant to the Stock Option Plan, who may do so under applicable Laws to exercise their Options on an accelerated vesting basis solely for the purpose of tendering under the Offer all Common Shares issued in connection with such exercise, conditional upon Kinross agreeing to take up and pay for such Common Shares;

(b)                                 the Company shall use commercially reasonable efforts and represents that the Board of Directors have determined to cause the Company to use commercially reasonable efforts to encourage and facilitate all Persons holding Warrants to exercise those Warrants and tender all Common Shares issued in connection therewith to the Offer;

(c)                                  (i) holders of Options will be permitted to tender Common Shares issuable upon the exercise thereof and for such purpose to exercise their Options, conditional upon Kinross taking up and paying for the Common Shares under the Offer, which Options shall be deemed to have been exercised concurrent with the first scheduled expiry time of the Offer in respect of which Kinross takes up Common Shares and (ii) all Common Shares that are to be issued pursuant to any such conditional exercise shall be accepted as validly tendered under the Offer, provided that the holders of such Options indicate that the Common Shares are tendered pursuant to the Offer and otherwise validly accept the Offer in accordance with its terms with respect to such Common Shares;

(d)                                 the Company shall exercise in full any and all rights that it may have under the Warrant agreements as soon as practicable following any such rights becoming available to accelerate the expiry date of such Warrants;

(e)                                  following the Effective Date, provided that Kinross has taken-up and paid for Common Shares following satisfaction of the Minimum Tender Condition and received all Appropriate Regulatory Approvals (which Kinross agrees to use reasonable commercial efforts to obtain) and subject to compliance with the 1933 Act, to the extent applicable, each Option, which is outstanding and has not been duly exercised prior to the Effective Date, shall be exchanged for a fully vested option (each, a “Replacement Option”) to purchase from Kinross the number of Kinross Shares (rounded down to the nearest whole share) equal to: (i) the Option Exchange Ratio multiplied by (ii) the number of Common Shares subject to such Option immediately prior to the Effective Date.  Such Replacement Option shall provide for an exercise price per Kinross Share (rounded up to the nearest whole cent) equal to: (i) the exercise price per Common Share otherwise purchasable pursuant to such Option; divided by (ii) the Option Exchange Ratio.  It is agreed that all terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Option for which it was exchanged, and shall be governed by the terms of the Stock Option Plan (provided that the Options will not expire prior to their original expiry date, notwithstanding the holder ceases prior to the original expiry date of such Options to be an Eligible Person (as defined in the Stock Option Plan)) and any certificate or option agreement previously evidencing the Option shall thereafter evidence and be deemed to evidence such Replacement Option and such Replacement Options shall be designed to meet the requirements under subsection 7(1.4) of the Tax Act.  Prior to the Effective Date, Kinross shall take all corporate action necessary to reserve for issuance a sufficient number of Kinross Shares for delivery upon the exercise of the Replacement Options that will be issued in accordance with this Section 2.5(e); and

(f)                                   to the extent applicable, the Company shall use its commercially reasonable efforts to cause any holder of Options who, following the Effective Date, holds Common Shares issued on exercise of Options which have not been exercised and tendered to the Offer, to vote in favour of any Subsequent Acquisition Transaction.

2.6                               Directors

Following the Effective Date, provided that Kinross has taken-up and paid for that number of Common Shares such that if taken-up, Kinross would hold 50.1% of the Common Shares outstanding ((x) including those Common Shares already held by or on behalf of Kinross or an affiliate or associate of  Kinross and (y) calculated on a fully-diluted basis but excluding the Common Shares issuable on exercise of Options  held by the Locked-Up Shareholders), and from time to time thereafter, Kinross shall be entitled to designate the directors of the Board of Directors, and any committees thereof, and, subject to obtaining a release in favour of each resigning member of the Board of Directors who is being replaced by a Kinross designee and confirmation that insurance coverage is maintained as contemplated in Section 8.4, the Company shall not frustrate Kinross’s attempts to do so, and covenants to cooperate with Kinross, subject to applicable Laws, to obtain the resignation of any then incumbent directors effective on the date specified by Kinross and facilitate Kinross designees to be elected or appointed to the Board of Directors without the necessity of calling a meeting of Shareholders (including, at the request of Kinross, by using all commercially reasonable efforts to secure the resignations of the incumbent directors to enable Kinross designees to be elected or appointed to the Board of Directors).

2.7                               Subsequent Acquisition Transaction

If, within four months after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Common Shares (on a fully diluted basis), other than Common Shares held at the date of the Offer by or on behalf of Kinross or an affiliate or associate of  Kinross, Kinross shall, to the extent possible, acquire the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to Section 300 of the BCBCA and otherwise in accordance with applicable Laws (a “Compulsory Acquisition”). If such statutory right of acquisition is not available, Kinross shall pursue other lawful means of acquiring the remaining Common Shares not tendered to the Offer. Upon Kinross taking up and paying for that number of Common Shares such that if taken-up, Kinross would hold 66 2/3% of the Common Shares outstanding ((x) including those Common Shares already held by or on behalf of Kinross or an affiliate or associate of  Kinross and (y) calculated on a fully-diluted basis but excluding the Common Shares issuable on exercise of Options held by the Locked-Up Shareholders), the Company will assist Kinross in connection with any Compulsory Acquisition, proposed amalgamation, statutory arrangement, capital reorganization or other transaction of the Company and Kinross or an affiliate of Kinross to acquire the remaining Common Shares (a “Subsequent

Acquisition Transaction”) provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration per Common Share offered by Kinross under the Offer and further provided that for this purpose, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Kinross Share shall be deemed to be at least equivalent in value to each Kinross Share offered under the Offer.

2.8                               Alternative Transaction Structure

At the request of Kinross, the Company shall use commercially reasonable efforts to assist Kinross to successfully implement and complete any alternative transaction structure that would result in Kinross acquiring, directly or indirectly, all of the Common Shares (including, for greater certainty, an Acquisition Proposal) so long as such an alternative transaction: (a) would not prejudice the Shareholders; (b) would provide Shareholders with consideration not materially less than the Offered Consideration per Common Share receivable under this Agreement and would provide for the acquisition of all the outstanding Common Shares; (c) would not result in a delay or time to completion materially longer than the Offer; and (d) is otherwise on terms and conditions no more onerous in any material respect than the Offer and this Agreement. In the event that the transaction structure is so modified, the relevant provisions of this Agreement shall be modified as necessary in order that they shall apply with full force and effect, mutatis mutandis, but with the adjustments necessary to reflect the revised transaction structure, and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications and adjustments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF KINROSS

Kinross hereby represents and warrants to the Company as set forth below, and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

3.1                               Organization and Qualification

Kinross is a company validly existing under the OBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Kinross is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Kinross Material Adverse Effect.

3.2                               Authority Relative to this Agreement

Kinross has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, including the issuance of Kinross Shares in consideration for the Common Shares. The execution and delivery of this Agreement by Kinross and the consummation of the Offer have been duly authorized by the board of directors of Kinross (or any authorized committee thereof) and no other corporate proceedings on the part of Kinross are necessary to authorize this Agreement.  This Agreement has been duly executed and delivered by

Kinross and constitutes a valid and binding obligation of Kinross, enforceable by the Company against Kinross in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.3                               No Conflict; Required Filings and Consent

The execution and delivery by Kinross of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer will not (a) violate, conflict with or result in a breach of any provision of (i) the constating documents of Kinross or those of any of its Subsidiaries, (ii) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence or permit to which Kinross or any of its Subsidiaries is a party or by which Kinross or any of its Subsidiaries is bound, or (iii) any Law to which Kinross or any of its Subsidiaries is subject or by which Kinross or any of its Subsidiaries is bound, (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence or permit, or (c) give rise to any rights of first refusal, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or lien upon any of Kinross’s assets or the assets of any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Kinross Material Adverse Effect. In addition, other than in connection with or in compliance with Appropriate Regulatory Approvals, applicable Laws and policies, no other authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of Kinross for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

3.4                               Compliance with Laws

(a)           The operations of Kinross and its Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Kinross or of any of its Subsidiaries except for non-compliance which does not have a Kinross Material Adverse Effect and none of Kinross or any of its Subsidiaries has received any notice of any alleged violation of any such Laws.

(b)           None of Kinross or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Kinross Material Adverse Effect.

3.5                               Capitalization and Listing

The authorized share capital of Kinross includes an unlimited number of common shares. The Kinross Shares to be issued in connection with the Offer will be duly authorized and when issued under the Offer, all such Kinross Shares will be: (a) validly issued as fully paid and non-assessable; and (b) listed for trading on the TSX and the NYSE.

3.6                               Reports

Kinross has filed with all applicable securities regulatory authorities, the NYSE and the TSX true and complete copies of the Kinross Public Documents that Kinross is required to file therewith. The Kinross Public Documents at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable Securities Laws. Kinross has not filed any confidential material change report with the Ontario Securities Commission or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.  Kinross is a reporting issuer in good standing in each of the jurisdictions in Canada that recognizes that status.

3.7                               Financial Statements

(a)           The audited consolidated financial statements for Kinross as at and for the fiscal years ended on December 31, 2009 including the notes thereto and the reports by Kinross’s auditors thereon have been, and all financial statements of Kinross which are publicly disseminated by Kinross in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with Canadian GAAP applied on a basis consistent with prior periods and present fairly, in all material respects, the consolidated financial position of Kinross as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). Such financial statements reflect appropriate and adequate reserves in accordance with Canadian GAAP in respect of material contingent liabilities of Kinross, if any, of Kinross and its Subsidiaries on a consolidated basis.

(b)           The management of Kinross has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurances that information required to be disclosed by Kinross in its annual filings, interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Securities Laws.

(c)           Neither Kinross nor any of its Subsidiaries nor, to Kinross’s knowledge, any director, officer, employee, auditor, accountant or representative of Kinross or any of its Subsidiaries has received or otherwise had obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Kinross or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Kinross or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Kinross board of directors except which, individually or in the aggregate, would not have a Kinross Material Adverse Effect.

3.8                               Absence of Certain Changes or Events

Except as disclosed or reflected in the Kinross Public Documents publicly available on SEDAR, since January 1, 2010 there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Kinross Material Adverse Effect.

3.9                               Litigation

Except as disclosed in the Kinross Public Documents, there is no claim, action, proceeding or investigation pending or, to the knowledge of Kinross, threatened against or related to Kinross or any of its Subsidiaries, the business of Kinross or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Kinross Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor to Kinross’s knowledge are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Section 3.8 shall not apply to claims, actions, proceedings or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Kinross Material Adverse Effect).  Neither Kinross nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Kinross Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

3.10                        Stock Exchange Compliance

Kinross is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and the NYSE.

3.11                        Certain Securities Law Matters

The Kinross Shares to be issued in connection with the transactions contemplated herein, including the Kinross Shares to be issued upon the exercise of the Replacement Options, will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained therein in respect of “control distributions”, will be freely tradable within Canada by the holders thereof.  To the extent required by Law, the Kinross Shares to be issued in connection with the transaction to Shareholders will be registered under the 1933 Act and will not bear any 1933 Act restrictive legend.

3.12                        Survival of Representations and Warranties

The representations and warranties of Kinross contained in this Agreement shall not survive the completion of the Offer and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Kinross as set forth below, and acknowledges that Kinross is relying upon these representations and warranties in connection with the entering into of this Agreement and the making of the Offer.

4.1                               Organization and Qualification

The Company is duly incorporated and validly existing under the BCBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. The Company is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the notice of articles and articles of the Company have been delivered or made available to Kinross, and the Company has not taken any action to amend or supersede such documents, other than to propose the adoption of a new form of articles in its information circular filed on SEDAR on February 25, 2010, a true and complete copy of which form of articles has been provided to Kinross.

4.2                               Authority Relative to this Agreement

The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement (other than any Subsequent Acquisition Transaction) have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by Kinross against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3                               No Conflict; Required Filings and Consent

The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer will not violate, conflict with or result in a breach of any provision of the constating documents of the Company or those of any of its Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or (ii) any Law to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or lien upon any of the Company’s assets or the assets of any of its Subsidiaries. Except for the requirement to prepare and file the Directors’ Circular, no authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of the Company for the consummation by the Company of its obligations in connection with the Offer under this Agreement or for the completion of the Offer not to cause or result in any loss of any rights or assets or any interest therein held by the Company or any of its Subsidiaries in the Yukon Properties, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.4                               Subsidiaries

The Company does not have Subsidiaries or any interests in any Person, other than those listed on Schedule 4.4 to the Company Disclosure Statement. Each Subsidiary of the Company is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries. All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares.  The Company does not hold any equity interest, or right to acquire an equity interest, in any Person, other than its interests in the Subsidiaries listed on Schedule 4.4 to the Company Disclosure Statement.

4.5                               Compliance with Laws

(a)                                  The operations of the Company and its Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of the Company or of any of its Subsidiaries except for non-compliance which does not have a Company Material Adverse Effect and none of the Company or any of its Subsidiaries has received any notice of any alleged violation of any such Laws.

(b)                                 None of the Company or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Company Material Adverse Effect.

4.6                               Company Authorizations

The Company and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of the Company or its Subsidiaries or otherwise in connection with the material business or operations of the Company or its Subsidiaries and such Authorizations are in full force and effect.  The Company and its Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Company Material Adverse Effect.  There is no action, investigation or proceeding pending or, to the knowledge of the Company, threatened regarding any of the Authorizations.  None of the Company or any of its Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Company Material Adverse Effect and, to the knowledge of the Company, all such Authorizations continue to be effective in order for the Company and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted.   No Person other than the Company or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

4.7                               Capitalization and Listing

(a)                                  The authorized share capital of the Company consists of an unlimited number of Common Shares. As at the date of this Agreement there are: (i) 42,177,587 Common Shares validly issued and outstanding as fully paid and non-assessable shares of the Company; (ii) outstanding Options to purchase Common Shares issued under the Stock Option Plan providing for the issuance of 4,070,000  Common Shares upon the exercise thereof; and (iii) outstanding Warrants to purchase Common Shares issued providing for the issuance of 6,795,030 Common Shares upon the exercise thereof. The terms of the Options (including exercise price) are disclosed in Schedule 4.7 to the Company Disclosure Statement. The terms of the Warrants are disclosed in Schedule 4.7 to the Company Disclosure Statement. Except for the Options and Warrants referred to in this Section 4.7(a) and the obligations to issue Common Shares in consideration for the acquisition of properties as set forth in Schedule 4.7 of the Company Disclosure Statement, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of the Company or any of its Subsidiaries to issue or sell any shares of the Company or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of the Company or any of its Subsidiaries, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of the Company or any of its Subsidiaries based upon the book value, income or any other attribute of the Company or any of its Subsidiaries. No Shareholder is entitled to any pre-emptive or other similar right granted by the Company or any of its Subsidiaries. The Common Shares are listed on the TSXV, and are not listed or quoted on any market other than the TSXV.

(b)                                 Schedule 4.7 to the Company Disclosure Statement sets forth, as of the date hereof, the holders of all outstanding Options and Warrants and the number, exercise prices and expiration dates of each grant to such holders and obligations to issue Common Shares in consideration for the acquisition of properties. All Common Shares that may be issued pursuant to the exercise of outstanding Options and Warrants will, when issued in accordance with the terms of the Options and Warrants, as the case may be, be duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(c)                                  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or any shares of any of its Subsidiaries. No Subsidiary of the Company owns any Common Shares.

4.8                               Shareholder and Similar Agreements

The Company is not party to any shareholder, pooling, voting trust or other agreement relating to the issued and outstanding shares in the capital of the Company or any of its Subsidiaries which are not directly or indirectly wholly owned by the Company.

4.9                               U.S. Securities Law Matters

(a)           The Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

(b)           There is no class of securities of the Company which is registered pursuant to Section 12 of the Exchange Act, nor is the Company subject to any reporting obligation pursuant to section 15(d) of the Exchange Act.  The Company is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the Exchange Act.

(c)           The Company is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(d)           U.S. Holders do not hold more than 25% of the common shares in the capital of the Company.  As of the end of the Company’s last quarter or, if such quarter terminated or will terminate within 60 days of the date of commencement of the Offer, as of the end of the Company’s preceding quarter, U.S. Holders did not hold more than 25% of the common shares in the capital of the Company that were then outstanding.

(e)           The common shares in the capital of the Company have not been traded on any national securities exchange in the United States during the past 12 calendar months, and will not be so traded prior to the commencement of the Offer.

4.10                        Reports

The Company has filed with all applicable Governmental Entities true and complete copies of the Company Public Documents that the Company is required to file therewith. The Company Public Documents at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the requirements of applicable Securities Laws. The Company has not filed any confidential material change report with the British Columbia Securities Commission or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

4.11                        Financial Statements

(a)           The audited consolidated financial statements for the Company as at and for each of the fiscal years ended on September 30, 2009, September 30, 2008, and September 30, 2007 including the notes thereto and the report by the Company’s auditors thereon have been, and all financial statements of the Company which are publicly disseminated by the Company in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with Canadian GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of the Company and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). Such financial statements reflect appropriate and adequate reserves in accordance with Canadian GAAP in respect of contingent liabilities of the Company, if any, of the Company and its Subsidiaries on a consolidated basis.  There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer or director of the Company.

(b)           The management of the Company has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to the Company’s management, including its chief executive officers and chief financial officers (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(c)           The Company maintains internal control over financial reporting.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only with authorizations of management and directors of the Company and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on its financial statements.  To the knowledge of the Company, prior to the date of this Agreement: (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Company that are reasonably likely to adversely affect the ability of Knight to record, process, summarize and report financial information; and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(d)           To the Company’s knowledge, there is no effect, event, occurrence or state of facts that would, or would reasonably be expected to prevent the chief executive officer and/or the chief financial officer of the Company from properly providing the certifications required under National Instrument 52-109 “Certification of Disclosure in Issuers’ Annual and Interim Filings” under Form 52-109FVI “Certification of Annual Filings” with respect to the Company’s annual filings for its fiscal year ended September 30, 2009, without taking into account any transactions contemplated by this Agreement.

(e)           Since September 30, 2009, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board of Directors.

4.12                        Undisclosed Liabilities

Except as disclosed in the Company Disclosure Statement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically disclosed on the audited balance sheet of the Company as of September 30, 2009 (the “Company Balance Sheet”) or in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2009, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries (other than those disclosed on the Company Balance Sheet), reasonably be expected to have a

Company Material Adverse Effect, or have a Company Material Adverse Effect, or, as a consequence of the consummation of the Offer, have a Company Material Adverse Effect.  Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with Canadian GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries except as disclosed in the Company Disclosure Statement.

4.13                        Interest in Properties and Mineral Rights

(a)           All of the Company’s and its Subsidiaries’ real properties (collectively, and where material, the “Property”) and all of the Company’s and its Subsidiaries’ mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, and where material, the “Mineral Rights”), including in respect of the Yukon Properties, are set out in Schedule 4.13(a) of the Company Disclosure Statement. Other than the Properties and the Mineral Rights set out in Schedule 4.13(a) of the Company Disclosure Statement, neither the Company nor its Subsidiaries, owns or has any interest in any real property or any mineral interests and rights.

(b)           The Company or a Subsidiary of the Company is the sole legal and beneficial owner of all right, title and interest in and to the Property and the Mineral Rights, free and clear of any Encumbrances.

(c)           All of the Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(d)           The Property and the Mineral Rights are in good standing under applicable Law and, to the knowledge of the Company, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(e)           There is no adverse claim against or challenge to the title to or ownership of the Property or any of the Mineral Rights.

(f)            The Company or a Subsidiary of the Company has the exclusive right to deal with the Property and all of the Mineral Rights.

(g)           Except as disclosed in Schedule 4.13(g) of the Company Disclosure Statement, no person other than the Company and its Subsidiaries has any interest in the Property or any of the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(h)           Except as disclosed in Schedule 4.13(h) of the Company Disclosure Statement, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Company’s or a Subsidiary of the Company’s interest in the Property or any of the Mineral Rights.

(i)            There are no material restrictions on the ability of the Company and its Subsidiaries to use, transfer or exploit the Property or any of the Mineral Rights, except pursuant to the applicable Law.

(j)            Neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of the Company or a Subsidiary of the Company in any of the Property or any of the Mineral Rights.

(k)           The Company and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences operations from landowners or Governmental Entities permitting the use of land by the Company and its Subsidiaries, and mineral interests that are required to exploit the development potential of the Property and the Mineral Rights as contemplated in the Company Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by the Company to develop the Property or any of the Mineral Rights as contemplated in the Company Public Documents filed (and available on SEDAR) on or before the date hereof.

(l)            All mines located in or on the lands of the Company or any of its Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by the Company or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to the Company as of the date hereof have been accurately set forth in the Company Public Documents without omission of information necessary to make the disclosure not misleading.

4.14                        Mineral Reserves and Resources

The proven and probable mineral reserves and mineral resources for various Properties and the Mineral Rights in which the Company or its Subsidiaries hold an interest, as set forth in the Company Public Documents, were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.  There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of the Company, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts set forth in the Company Public Documents.  All material information regarding the Property and the Mineral Rights, including all material drill results, technical reports and studies, have been disclosed in the Company Public Documents on or before the date hereof.

4.15                        Operational Matters

Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect:

(a)           all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of the Company, its Subsidiaries and its material joint ventures, have been: (i) duly paid; (ii) duly performed; or (iii) provided for prior for the date hereof; and

(b)           all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which the Company or any of its Subsidiaries or material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

4.16                        Employment Matters

(a)           Other than as disclosed in the Company’s management information circular dated February 10, 2010 or in the Company Disclosure Statement, neither the Company nor any of its Subsidiaries has entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of the Company.

(b)           Neither the Company nor any of its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of the Company, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement.  To the knowledge of the Company, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 4.15(b) on or before the Effective Date.

(c)           Neither the Company nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of the Company, threatened, or any litigation actual, or to the knowledge of the Company, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably to be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting the Company.

(d)           The Company and its Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of the Company, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Company Material Adverse Effect.

(e)           There are no Persons currently engaged by the Company who are “Consultants” as such term is defined under Section 1.2 of Policy 4.4 of the TSX Venture Exchange Corporate Finance Manual.

4.17                        Absence of Certain Changes or Events

Since September 30, 2009:

(a)           the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

(b)           no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Company Material Adverse Effect has been incurred;

(c)           there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Company Material Adverse Effect;

(d)           there has not been any change in the accounting practices used by the Company and its Subsidiaries;

(e)           except as disclosed in Schedule 4.17 of the Company Disclosure Statement and except for ordinary course adjustments to non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of the Company or its Subsidiaries;

(f)            there has not been any redemption, repurchase or other acquisition of Common Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Common Shares;

(g)           there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

(h)           there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice;

(i)            except as disclosed in Schedule 4.17 of the Company Disclosure Statement and there has not been any satisfaction or settlement of any claims or liabilities that were not reflected in the Company’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice; and

(j)            except for ordinary course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of the Company or its Subsidiaries.

4.18                        Litigation

Except as disclosed in the Company Public Documents, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, the business of the Company or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor to the Company’s knowledge are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Section 4.18 shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Company Material Adverse Effect). Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Company Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.19                        Taxes

(a)           Each of the Company and the Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and the Company and each of its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by Applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and the Company has provided adequate accruals in accordance with Canadian GAAP in the most recently published financial statements of the Company for any Taxes of the Company and each of the Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(b)           Each of the Company and the Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it.

(c)           Each of the Company and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it.

(d)           None of the Company or any of its Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company or any of its Subsidiaries is or may be liable, (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or any of its Subsidiaries is or may be liable, (iii) the Company or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes, or (iv) any Governmental Entity may assess or collect Taxes for which the Company or any of its Subsidiaries is or may be liable.

(e)           There are no proceedings, investigations, audits or claims now pending or threatened against the Company or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(f)            None of the Company or any of its Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act: (i) for consideration the value of which is less than the fair market value of the property; or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(g)           The Company has made available to Kinross copies of all Tax Returns for the years 2008 and 2007 and all written communication to or from any Governmental Entity relating to the Taxes of any of the Company and its Subsidiaries, including, but not limited to, any closing agreements under Section 7121 of the Code or any similar provision of state, local or non-U.S. law or any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Entity, to the extent relating to periods or events in respect of which any Governmental Entity may by Law assess or otherwise impose any such tax on the Company or any of its Subsidiaries.

(h)           For the purposes of the Tax Act and any other relevant Tax purposes:

(i)            the Company is resident in Canada; and

(ii)           the Subsidiaries of the Company are resident in the jurisdiction in which they were formed, and are not resident in any other country.

(i)            There are no Encumbrances for Taxes upon any properties or assets of the Company or any of its Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Company’s audited financial statements).

4.20                        Books and Records

The corporate records and minute books of the Company and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of the Company and its Subsidiaries are complete and accurate in all material respects.  The corporate minute books for the Company and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.  The financial books and records and accounts of the Company and its Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices and in accordance with Canadian GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by the Company, accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries; and (c) in the case of the Subsidiaries, during the period of time when owned by the Company, accurately and fairly reflect the basis for the Company’s consolidated financial statements.

4.21                        Insurance

(a)           The Company has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither the Company nor any of its Subsidiaries has failed to make a claim thereunder on a timely basis.

(b)           Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by the Company through the Effective Date. No written (or to the knowledge of the Company other) notice of cancellation or termination has been received by the Company or any Subsidiary with respect to any such policy.

4.22                        Non-Arm’s Length Transactions

Except as disclosed in the Company Public Documents, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries on the one hand, and any (a) officer or director of the Company or any of its Subsidiaries, (b) any holder of record or, to the Company’s knowledge, beneficial owner of five percent or more of the voting securities of the Company, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

4.23                        Benefit Plans

(a)           Schedule 4.23 of the Company Disclosure Statement contains a true and complete list of all Company Benefit Plans.  Complete copies of all Company Benefit Plans including, but not limited to, any trust instruments, insurance contracts and all amendments thereto have been provided to Kinross.

(b)           The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, and there has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(c)           No Company Benefit Plan is a “registered pension plan” as such term is defined in the Tax Act.

(d)           Each Company Benefit Plan has been operated in accordance with its terms and any contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for the Company as at and for the fiscal year ended on September 30, 2009, including the notes thereto and the report by the Company’s auditors thereon.

(e)           There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof other than as disclosed in the Company Public Documents, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, or (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Kinross to merge, amend or terminate any of the Company Benefit Plans.

4.24                        Environmental

Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect:

(a)           all facilities and operations of the Company and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(b)           the Company and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Property and Mineral Rights and to conduct their respective business as they are now being conducted;

(c)           no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of the Company and its Subsidiaries and, to the knowledge of the Company, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(d)           neither the Company nor any of its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(e)           to the knowledge of the Company, there are no changes in the status, terms or conditions of any Environmental Permits held by the Company or any of its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of the Company or any of its Subsidiaries following the Effective Date;

(f)            the Company and its Subsidiaries have made available to Kinross all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(g)           to the Company’s knowledge, the Company and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

4.25                        Restrictions on Business Activities

There is no agreement, judgement, injunction, order or decree binding upon the Company or any Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.26                        Material Contracts

Schedule 4.26 of the Company Disclosure Statement sets forth all Material Contracts.  The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts.  Neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Company Material Adverse Effect.  Prior to the date hereof, the Company has made available to Kinross true and complete copies of all of the Material Contracts.   All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company (or a Subsidiary thereof, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

4.27                        Relationships with Customers, Suppliers, Distributors and Sales Representatives

The Company has not received any written (or to the knowledge of the Company other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any Subsidiary, and, to the knowledge of the Company, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

4.28                        Brokers

Except for the fee to be paid to Canaccord Financial Ltd. pursuant to its engagement letter with the Company, a true and complete copy of which has been delivered to Kinross, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.29                        Reporting Issuer Status

As of the date the Company is a reporting issuer not in default under the Securities Laws of the provinces of British Columbia, Alberta, Ontario and the Northwest Territories.

4.30                        Stock Exchange Compliance

The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV.

4.31                        No Expropriation

No property or asset of the Company or its Subsidiaries (including any Property or Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of the Company, is there any intent or proposal to give any such notice or to commence any such proceeding.

4.32                        Survival of Representations and Warranties

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Offer and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.1                               Conduct of Business by the Company

The Company covenants and agrees that prior to the Transition Date unless Kinross shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)                                 the Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities, in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact the Company, Property and Mineral Rights, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them, provided that, Kinross shall not unreasonably withhold its consent for the disposition or transfer of a non-material Property;

(b)                                 without limiting the generality of Subsection 5.1(a), the Company shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)                                     issue, sell, award, pledge, dispose of, encumber or agree to issue, sell, award, pledge, dispose of or encumber any Common Shares, any Options (including pursuant to the Stock Option Plan) or any Warrants, calls, conversion privileges or rights of any kind to acquire any Common Shares or other securities or any shares of its Subsidiaries (other than pursuant to the exercise of existing Options and Warrants);

(ii)                                  sell, pledge, lease, dispose of, encumber or agree to sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries or any interest in any asset of the Company or any of its Subsidiaries that has a value greater than $100,000;

(iii)                               amend or propose to amend the notice of articles, articles or other constating documents of the Company or any of its Subsidiaries, other than as noted in Section 4.1;

(iv)                              split, combine or reclassify any outstanding Common Shares;

(v)           redeem, purchase or offer to purchase any Common Shares or other securities of the company or any shares or other securities of its Subsidiaries;

(vi)          declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Common Shares except for dividends paid in the ordinary course of business consistent with past practice;

(vii)         reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;

(viii)        reduce the stated capital of the shares of the Company or of any of its Subsidiaries;

(ix)          acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person, that has a value greater than $100,000;

(x)           enter into, directly or indirectly, an investment in or acquisition of, whether individually or with any other Person, any asset or an interest in any asset that has a value greater than $100,000, provided however that the Company may make such investments in short-term government grade instruments consistent with past practice;

(xi)          incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances, except in the ordinary course of business consistent with past practice;

(xii)         adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(xiii)        pay, discharge, settle or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s financial statements or incurred in the ordinary course of business consistent with past practice;

(xiv)        authorize, recommend or propose any release or relinquishment of any contractual right, except in the ordinary course of business consistent with past practice;

(xv)         waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any existing contractual rights in respect of any Mineral Rights or Properties, (ii) any material Authorization, lease, concession, contract or other document, or (iii) any other material legal rights or claims;

(xvi)        waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xvii)       increase the benefits payable or to become payable to its directors or officers (whether from the Company or any of its Subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of the Company or member of the Board of Directors other than pursuant to agreements already entered into as disclosed in the Company Public Documents publicly available on SEDAR; or

(xviii)      in the case of employees who are not officers of the Company or members of the Board of Directors, take any action other than in the ordinary course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(c)                                  subject to Section 2.5, the Company shall not, and shall cause each of its Subsidiaries not to, establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, current or former employees of the Company or its Subsidiaries;

(d)                                 the Company shall use all reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)                                  the Company shall use its best efforts to maintain and preserve all of its rights under each of its material Mineral Rights and Properties and under each of its material Authorizations;

(f)                                   the Company shall:

(i)            not take any action, or permit any of its Subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(ii)           provide Kinross with prompt written notice of: (A) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties (including the Property and Mineral Rights), notice of articles, articles, licenses, permits (including Authorizations), rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of the Company or any of its Subsidiaries which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of the Company contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of the Company to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(iii)          not enter into or renew any agreement, contract, lease, licence or other binding obligation of the Company or its Subsidiaries (A) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Kinross or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Kinross or its Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Kinross or its Subsidiaries, to solicit customers or employees, or (b) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(iv)          except in the ordinary course of business consistent with past practice, not enter into or renew any agreement, contract, lease, licence or other binding obligation of the Company or its Subsidiaries that involves or would reasonably be expected to involve payments in excess of $100,000 annually or $250,000 in the aggregate over the term of the contract and that is not terminable within 30 days of the Effective Date without payment by Kinross or its Subsidiaries; and

(v)                                 except as may be set forth in (A) its capital budget approved by the Board of Directors as of the date hereof, or (B) any resolutions approved by the Board of Directors prior to the date hereof, copies of which budget and resolutions have been made available to Kinross, not incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures involving payments in excess of $100,000 individually or $250,000 in the aggregate;

(g)                                  the Company and each of its Subsidiaries shall:

(i)                                     duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(ii)                                  timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)                               not make or rescind any material express or deemed election relating to Taxes;

(iv)                              not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)                                 not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and

(vi)                              not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended September 30, 2008, except as may required by applicable Laws;

(h)                                 the Company shall not initiate any material discussions, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Offer or the transactions contemplated by this Agreement or regarding the status of the Property or the Mineral Rights) without the prior consent of Kinross, such consent not to be unreasonably withheld, and further agrees to provide Kinross with immediate notice of any material communication (whether oral or written) from a Governmental Entity, including a copy of any written communication; and

(i)                                     the Company shall not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.1.

5.2                               Extension of the Offer

The Parties agree that if prior to the Expiry Date Kinross becomes aware that any condition set out in Schedule A is unlikely to be satisfied or performed prior to the Expiry Date, it may, prior to the expiry of the Offer, in accordance with applicable Laws, extend the period during which Common Shares may be deposited under the Offer for one or multiple periods.

ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

6.1                               Termination

This Agreement may be terminated by notice in writing:

(a)                                 at any time prior to the Effective Date by mutual consent of Kinross and the Company;

(b)                                 by Kinross, if any condition to making the Offer set forth in Subsection 2.1(k) is not satisfied or waived by the Offer Deadline (other than as a result of Kinross’s default hereunder);

(c)                                  by Kinross, if any condition of the Offer set forth in Schedule A is not satisfied or waived by the Expiry Time (other than as a result of Kinross’s default hereunder);

(d)                                 by Kinross at any time if:

(i)            the Company is in material default of any covenant or obligation in Article 7;

(ii)           the Company shall have breached or failed to perform in any material respect any of its covenants or obligations under this Agreement at or prior to the Effective Date;

(iii)          (A) any of the representations and warranties made by the Company in this Agreement contained herein that are qualified by materiality or Material Adverse Effect qualifications shall have been at the date hereof untrue or incorrect or shall have become untrue or incorrect at any time prior to the Expiry Time, or (B) any of the representations and warranties of the Company contained herein that are not so qualified shall have been at the date hereof untrue or incorrect in any material respect or shall have become untrue or incorrect at any time prior to the Expiry Time in any material respect; except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

provided that in the case of any of (ii) or (iii) such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date which is 15 days from the date of written notice of such breach or failure and the business day prior to the Expiry Date;

(e)                                  by the Company at any time if:

(i)            Kinross shall have breached or failed to perform in any material respect any of its covenants or obligations under this Agreement at or prior to the Effective Date;

(ii)           (A) any of the representations and warranties made by Kinross in this Agreement contained herein that are qualified by materiality or Material Adverse Effect qualifications shall have been at the date hereof untrue or incorrect or shall have become untrue or incorrect at any time prior to the Expiry Time, or (B) any of the representations and warranties of Kinross contained herein that are not so qualified shall have been at the date hereof untrue or incorrect in any material respect or shall have become untrue or incorrect at any time prior to the Expiry Time in any material respect; except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

provided that in the case of any of (i) or (ii), such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date which is 15 days from the date of written notice of such breach or failure and the business day prior to the Expiry Date;

(f)                                   by the Company, if Kinross has not taken up and paid for that number of Common Shares such that if taken-up, Kinross would hold 50.1% of the Common Shares outstanding ((x) including those Common Shares already held by or on behalf of Kinross or an affiliate or associate of Kinross and (y) calculated on a fully-diluted basis but excluding the Common Shares issuable on exercise of Options held by the Locked-Up Shareholders) under the Offer within 90 days after the Offer is commenced, otherwise than as a result of the breach by the Company of any covenant or obligation under this Agreement or as a result of any representation or warranty of the Company in this Agreement being untrue or incorrect in any material respect; provided, however, that if Kinross’s take-up and payment for Common Shares deposited under the Offer is delayed by: (i) an injunction or order made by a court or regulatory authority of competent jurisdiction; or (ii) Kinross not having obtained any regulatory waiver, consent or approval which is necessary to permit Kinross to take up and pay for Common Shares deposited under the Offer (other than as a result of Kinross’s default hereunder), then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Company pursuant to this Subsection 6.1(f) until the earlier of (x) 150 days after the Offer is commenced, and (y) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

(g)                                  by Kinross or the Company, if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated herein (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable);

(h)                                 by Kinross, if any litigation or other proceeding is pending or has been threatened to be instituted by any Person or Governmental Entity, which, in the good faith judgment of Kinross, could reasonably be expected to result in a decision, order, decree or ruling that enjoins, prohibits, grants damages in a material amount in respect of, or materially impairs the benefits of, any of the transactions contemplated by this Agreement;

(i)                                     by Kinross if: (i) the Board of Directors withdraws, modifies or changes its recommendation in a manner adverse to Kinross; (ii) the Board of Directors approves or recommends or publicly proposes to approve or recommend, acceptance of an Acquisition Proposal; (iii) the Board of Directors or any committee thereof does not reaffirm its recommendation in favour of the Offer to the Shareholders in a press release or Directors’ Circular within three calendar days of a written request by Kinross (or, in the event that the Offer shall be scheduled to expire within such three calendar day period, prior to the scheduled expiry of the Offer); or (iv) the Board of Directors or any committee thereof remains neutral beyond the 10 calendar day period set out in Subsection 7.1(a)(iv) hereof in respect of an Acquisition Proposal;

(j)                                    by Kinross, if Kinross has been notified in writing by the Company of a Proposed Agreement in accordance with Subsection 7.1(e), and either: (i) Kinross does not deliver an amended Offer within four business days of delivery of the Proposed Agreement to Kinross; or (ii) Kinross delivers an amended Offer but the Board of Directors determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Proposed Agreement continues to be a Superior Proposal in comparison to the amended Offer of Kinross;

(k)                                 by the Company, if Kinross does not commence the Offer and mail the Offer Documents by the Offer Deadline or any extension thereof pursuant to Subsections 2.1(a) and 2.1(b); and

(l)                                     by the Company, if the Company proposes to accept, approve or recommend, or enter into any agreement relating to, a Superior Proposal in compliance with the provisions of Section 7.1, provided that the Company has previously or concurrently will have paid to Kinross the Termination Fee pursuant to Section 7.2 and further provided that the Company has not breached any of its covenants, agreements or obligations in this Agreement.

6.2                               Amendment

This Agreement may not be amended except by written instrument signed by each of the Parties hereto.

6.3                               Waiver

At any time prior to the Effective Date, either Kinross or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other Party, or (b) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements or conditions are intended for its benefit.

ARTICLE 7

NON-SOLICITATION

7.1                               Non-Solicitation

(a)                                 On and after the date of this Agreement, except as otherwise provided in this Agreement, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)            make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any liquidation, dissolution, recapitalization, merger, amalgamation, arrangement, acquisition or purchase of all or a material portion of the assets of, or any material equity interest (including Common Shares) in, the Company on a consolidated basis or other similar transaction or business combination (any of such foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)           engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal, provided that, for greater certainty, the Company may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Board of Directors has so determined;

(iii)          withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Kinross, the approval or recommendation of the Board of Directors or any committee thereof of this Agreement or the Offer;

(iv)          approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 10 calendar days following the public announcement of such Acquisition Proposal shall not be considered a violation of this Subsection 7.1(a)(iv)); or

(v)                                 accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal, provided, however, that nothing contained in this Subsection 7.1(a) or any other provision of this Agreement shall prevent the Board of Directors from, and the Board of Directors shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Board of Directors has determined constitutes or would reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 7.1(d) to any Person where the requirements of that Section are met;

(b)                                 The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Kinross) with respect to any potential Acquisition Proposal and request the return or destruction of all confidential information provided in connection therewith. The Company agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or modify or waive the terms thereof.

(c)                                  From and after the date of this Agreement, the Company shall immediately provide notice to Kinross of any unsolicited bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to the Company or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company, any member of the Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Kinross shall be made, from time to time, first immediately orally and then promptly in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to the Company, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing.  The Company shall keep Kinross promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Kinross with respect thereto.

(d)                                 If the Board of Directors receives a request for material non-public information from a Person who proposes to the Company an unsolicited bona fide written Acquisition Proposal and (x) the Board of Directors determines that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Board of Directors, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding the Company and its Subsidiaries would be inconsistent with the fiduciary duties of the Board of Directors, then, and only in such case, the Company may provide such Person with access to information regarding the Company and its Subsidiaries, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to the Company than the Agreement; provided that the Company sends a copy of any such confidentiality and standstill agreement to Kinross promptly upon its execution and Kinross is provided with a list of, and, at the request of Kinross, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)                                  The Company agrees that it will not accept, approve or enter into any agreement (a “Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 7.1(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)            the Board of Directors determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)           the Company has complied with Subsections 7.1(a) through 7.1(d) inclusive;

(iii)          the Company has provided Kinross with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Agreement relating to such Superior Proposal, and a written notice from the Board of Directors regarding the value in financial terms that the Board of Directors has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Kinross not less than four business days prior to the proposed acceptance, approval, recommendation or execution of the Proposed Agreement by the Company.

(iv)          four business days shall have elapsed from the date Kinross received the notice and documentation referred to in Subsection 7.1(e)(iii) from the Company and, if Kinross has proposed to amend the terms of the Offer in accordance with Subsection 7.1(h), the Board of Directors shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by Kinross;

(v)           the Company concurrently terminates this Agreement pursuant to Section 6.1(l); and

(vi)          the Company has previously, or concurrently will have, paid to Kinross the Termination Fee;

and the Company further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Kinross the approval or recommendation of the Offer, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 7.1(e)(i) through (iv) have been satisfied.

(f)            The Company acknowledges and agrees that, during the four business day periods referred to in Subsections 7.1(e)(iii) and 7.1(e)(iv) or such longer period as the Company may approve for such purpose, Kinross shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Offer and the Company shall co-operate with Kinross with respect thereto, including negotiating in good faith with Kinross to enable Kinross to make such adjustments to the terms and conditions of this Agreement and the Offer as Kinross deems appropriate and as would enable Kinross to proceed with the Offer and any related transactions on such adjusted terms. The Board of Directors will review any proposal by Kinross to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 7.1(a), whether Kinross’s proposal to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.

(g)           The Board of Directors shall promptly reaffirm its recommendation of the Offer by press release after: (x) any Acquisition Proposal which the Board of Directors determines not to be a Superior Proposal is publicly announced or made; or (y) the Board of Directors determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Kinross has so amended the terms of the Offer. Kinross and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably.

(h)           Nothing in this Agreement shall prevent the Board of Directors from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Kinross having suffered a Kinross Material Adverse Effect.  Further, nothing in this Agreement shall prevent the Board of Directors from making any disclosure to the securityholders of the Company if the Board of Directors, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors.  Kinross and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably.

(i)            The Company acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.1.

(j)            The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment bankers or other advisors or representatives retained by the Company and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and the Company shall be responsible for any breach of this Section 7.1 by such officers, directors, employees, investment bankers, advisors or representatives.

7.2                               Termination Fee

(a)           Kinross shall be entitled to a cash termination payment (the “Termination Fee”) in an amount equal to $4,176,000, upon the occurrence of any of the following events (each, a “Termination Fee Event”), which shall be paid by the Company within the time specified in respect of any such event:

(i)            this Agreement is terminated pursuant to any of Subsections 6.1(d)(i), 6.1(i), or 6.1(j), in which case the Termination Fee shall be paid to Kinross as soon as practicable and in any event within two business days of the day on which this Agreement is so terminated;

(ii)           this Agreement is terminated pursuant to Subsection 6.1(l), in which case the Termination Fee shall be paid to Kinross in accordance with Subsection 7.1(e);

(iii)          prior to the termination of this Agreement (i) an Acquisition Proposal is publicly announced or otherwise made, (ii) the Offer is not completed as a result of the Minimum Tender Condition not being satisfied, and (iii) within twelve months after the date of this Agreement, either (A) any Common Shares are acquired under such Acquisition Proposal or another Acquisition Proposal; or (B) the Board of Directors approves or recommends an Acquisition Proposal, or the Company enters into a definitive agreement with respect to an Acquisition Proposal, in which case the Termination Fee shall be paid to Kinross on the earlier of the date the Common Shares are acquired and the date the Acquisition Proposal is consummated and the date the Acquisition Proposal is approved or recommended or entered into or agreed to.

(b)           The Termination Fee shall be paid by the Company to Kinross or its assignee by wire transfer in immediately available funds to an account specified by Kinross.

(c)           Upon written notice to the Company, Kinross may assign its right to receive the Termination Fee to any affiliate of Kinross.

(d)           For greater certainty, the Company shall not be obligated to make more than one payment under this Section 7.2 if one or more of the Termination Fee Events specified therein occurs.  The obligations of the Company under this Section 7.2 shall survive the termination of this Agreement, regardless of the circumstances thereof. For greater certainty, the Parties agree that the Termination Fee to be received by Kinross pursuant to Section 7.2 is the sole remedy in compensation or damages of Kinross with respect to the event or events giving rise to the termination of this Agreement; provided, however, that nothing contained in this Section 7.2, and no payment of an amount under Section 7.2, shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (including the Schedule hereto and the Company Disclosure Statement). Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.3                               Nature of Fee

The Company acknowledges that the amount set out in Section 7.2 in respect of the Termination Fee represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Kinross will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

ARTICLE 8

GENERAL PROVISIONS

8.1                               Further Assurances

Subject to the conditions herein provided and to the fiduciary duties of the Board of Directors and the board of directors of Kinross, each Party agrees to use all commercial reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including: (a) the execution and delivery of such documents as the other Party may reasonably request or require and in the case of the Company, provide complete and executed documentation relating to any prior transactions or reorganizations undertaken by the Company that Kinross may reasonably request; and (b) obtaining such information, documents including financial statements and reports of auditors, or consents required in connection with the preparation of the Offering Circular and the Directors’ Circular, and using reasonable commercial efforts to obtain all necessary waivers, consents and approvals, including the Appropriate Regulatory Approvals and those contemplated by Sections 3.3 and 4.3 and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities. Each Party shall cooperate in all reasonable respects with the other Party in taking such actions.

8.2                               Notification of Certain Matters

Each Party shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Effective Date and the termination of this

Agreement; and (b) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

8.3                               Access to Information

Upon reasonable notice, the Company agrees to provide Kinross and its representatives with access during normal business hours from the date hereof and until the earlier of the Effective Date and the termination of this Agreement, to all books, records, information and files in its possession and control and access to its personnel on an as requested basis as well as access to its properties to the extent such information has been requested prior to the date of this Agreement and has not been provided (or relates to such information), or is otherwise relevant to the Agreement and is reasonably necessary for the purposes of securing all necessary regulatory approvals (including the Appropriate Regulatory Approvals), integrating the businesses of the Parties and their Subsidiaries, the preparation and settlement of definitive documents, for the structuring of any Pre-Acquisition Reorganization and/or the advancement of the Offer. In addition, the Company covenants and agrees to provide Kinross with copies of all Tax Returns and related assessments for the Company and its Subsidiaries to the extent it has not previously done so prior to the date of this Agreement. Any investigation by Kinross hereto and its representatives shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement or any document or certificate given pursuant hereto.

8.4                               Officers’ and Directors’ Insurance

Kinross agrees that for the period from the Effective Date until six years after the Effective Date, Kinross will cause the Company or any successor to the Company (including the successor resulting from the winding-up or liquidation or dissolution of the Company) to maintain the Company’s current directors’ and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of the Company and its Subsidiaries than those contained in the policy in effect on the date hereof, for all present and former directors and officers of the Company, and its Subsidiaries, covering claims made prior to or within six years after the Effective Date. Kinross also agrees that after the expiration of such six-year period it will use all commercially reasonable efforts to cause such directors and officers to be covered under Kinross’s then existing directors and officers insurance policy, if any. Kinross shall, and shall cause the Company (or its successor) to, indemnify the directors and officers of the Company and its Subsidiaries to the fullest extent to which Kinross and the Company and its Subsidiaries are permitted to indemnify such officers and directors under their respective charter, articles, by-laws, applicable Laws and contracts of indemnity.

8.5                               Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby.

8.6                               Notices

All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent on a business day, failing which it shall be deemed to have been received on the next business day.

If to Kinross:

Kinross Gold Corporation
25 York Street, 17th Floor,
Toronto, ON
M5J 2V5

Fax No.:	(416) 363-6622
Attention:	Chief Legal Officer; and Executive Vice President, Corporate Development

With a copy to (which shall not constitute notice to Kinross):

Osler, Hoskin & Harcourt LLP

1 First Canadian Place

Suite 6600

Toronto, ON  M5X 1B8

Fax No.:	(416) 862-6666
Attention:	Douglas Bryce

If to the Company:

Underworld Resources Inc.

#1500 - 409 Granville Street

Vancouver, BC, Canada

V6C 1T2

Fax No.:	(604) 484-7155
Attention:	Chairman and President

With a copy to (which shall not constitute notice to the Company):

DuMoulin Black LLP

10th floor, 595 Howe Street

Vancouver, BC  V6C 2T5

Fax No.:	(604) 687-8772
Attention:	Corey Dean

Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.6.

8.7                               Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8                               Entire Agreement, Assignment and Governing Law

(a)                                 This Agreement constitutes the entire agreement and supersede all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Other than as set forth in such agreements, no representation or warranty has been given by any Party to the other.

(b)                                 This Agreement: (i) is not intended to confer upon any other Person any rights or remedies hereunder, except as contemplated under Section 8.11; (ii) shall not be assigned by operation of law or otherwise, except that Kinross may assign all or any portion of its rights under this Agreement to any affiliate upon three business days’ prior written notice to the Company and provided such affiliate executes and delivers a counterpart of this Agreement pursuant to which it agrees to be bound by the terms of this Agreement as Kinross, but no such assignment shall relieve Kinross of its obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, exclusively by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof.

8.9                               Pre-Acquisition Reorganization

The Company agrees that, upon request by Kinross, the Company shall, and shall cause each of its Subsidiaries to: (a) effect such reorganizations of the Company’s or the Subsidiaries’ business, operations and assets or such other transactions as Kinross may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and (b) co-operate with Kinross and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre-Acquisition Reorganizations are not, in the Company’s opinion acting reasonably and in good faith, prejudicial to the Company, its Subsidiaries or the Shareholders in any material respect and: (i)  do not in the Company’s opinion, acting reasonably and in good faith result or appear likely to result in any breach by the Company or any of its Subsidiaries of (A) any existing contract or commitment of the Company or any Subsidiary; or (B) any Law; or (ii) would not reasonably be expected to impede or delay Kinross’s ability to take up and pay for the Common Shares tendered to the Offer.  Kinross shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 10 business days prior to the Expiry Time. Upon receipt of such notice, Kinross and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Expiry Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. Kinross agrees to waive any breach of a representation, warranty or covenant by the Company where such breach is a result of an action taken by the Company in good faith pursuant to a request by Kinross in accordance with this Section 8.9. The completion of any such Pre-Acquisition Reorganization shall be subject to the satisfaction or waiver by Kinross of the conditions to the Offer set forth in Schedule A and shall be effected prior to any take-up by Kinross of Common Shares tendered to the Offer. If Kinross does not take up and pay for the Common Shares tendered to the Offer, Kinross shall indemnify the Company for any and all losses, costs and expenses, including reasonable legal fees and disbursements, incurred in connection with any Pre-Acquisition Reorganization and the reversal thereof, if a reversal is reasonably possible and the costs of such reversal are less than the losses, costs and expenses the Company would have incurred if such reversal were not completed.

Without limiting the generality of the foregoing, the Company acknowledges that Kinross may enter into transactions (the “bump transactions”) designed to step up the tax basis in certain capital property of the Company for purposes of the Tax Act and agrees to (x) co-operate with Kinross in order to facilitate the bump transactions or other reorganizations or transactions which Kinross determines would be advisable to enhance the tax efficiency of the combined corporate group, and (y) to provide such information on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the bump transactions or any such other reorganizations or transactions as is reasonably requested by Kinross.

8.10                        Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

8.11                        Third Party Beneficiaries

The provisions of Section 8.4 and Section 8.12 are: (a) intended for the benefit of the persons specified therein, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and the Company shall hold the rights and benefits of Section 8.4 and Section 8.12 in trust for and on behalf of the Third

Party Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (b) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

8.12                        No Personal Liability

No director or officer of the Company shall have any personal liability whatsoever to Kinross under this Agreement or any other document delivered in connection with this Agreement or the Offer by or on behalf of the Company, other than in the case of wilful misconduct or fraud on the part of such director or officer.

No director or officer of Kinross shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with Agreement or the Offer by or on behalf of Kinross, other than in the case of wilful misconduct or fraud on the part of such director or officer.

8.13                        Counterparts

This Agreement may be delivered by facsimile and executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above.

KINROSS GOLD CORPORATION

By:	“Geoffrey Gold”
	Name:	Geoffrey Gold
	Title:	Executive Vice President & Chief Legal Officer

By:	“Shelley M. Riley”
	Name:	Shelley M. Riley
	Title:	Vice President, Administration and Corporate Secretary

UNDERWORLD RESOURCES INC.

By:	“Adrian Fleming”
	Name:	Adrian Fleming
	Title:	President

By:	“Robert McLeod”
	Name:	Robert McLeod
	Title:	Vice President, Exploration

SCHEDULE A

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Agreement to which this Schedule is attached, Kinross shall have the right to withdraw the Offer and shall not be required to take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the following conditions are satisfied or waived by Kinross at or prior to the Expiry Time:

(a)           the Minimum Tender Condition;

(b)           all government or regulatory approvals (including the Appropriate Regulatory Approvals), waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions required by Law, policy or practice (othoper than as referred to in paragraph (c) below) (including, those of any provincial securities authorities, stock exchanges or other securities regulatory authorities) in connection with the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms satisfactory to Kinross, in its sole discretion, acting reasonably;

(c)           no act, action, suit or proceeding shall have been taken before or by any Governmental Entity (including, by any individual, company, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and no Law shall have been proposed, amended, enacted, promulgated or applied, in either case:

(i)            to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to Kinross of the Common Shares or the right of Kinross to own or exercise full rights of ownership of the Common Shares; or

(ii)           which would reasonably be expected to have a Company Material Adverse Effect or, if the Offer were consummated, a Kinross Material Adverse Effect; or

(iii)          which would materially and adversely affect the ability of Kinross to proceed with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) and/or take up and pay for any Common Shares deposited under the Offer; or

(iv)          seeking to obtain from Kinross or any of its Subsidiaries or the Company or any of its Subsidiaries any material damages directly or indirectly in connection with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction); or

(v)           seeking to prohibit or limit the ownership or operation by Kinross of any material portion of the business or assets of the Company or its

Subsidiaries or to compel Kinross or its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries as a result of the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction); or

(d)           there shall not exist any prohibition at Law against Kinross making the Offer or taking up and paying for any Common Shares deposited under the Offer or completing any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(e)           all necessary orders, authorizations or consents which are required under all applicable Securities Laws and the rules and policies of the TSX and NYSE for the offering, issuance and listing of the Kinross Shares under the Offer shall have been obtained;

(f)            no Company Material Adverse Effect shall have occurred or arisen (or shall have been generally disclosed to, or discovered by, Kinross if not previously disclosed in writing to Kinross prior to the date of this Agreement);

(g)           Kinross shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any Company Public Document filed by or on behalf of the Company with any securities commission or similar securities regulatory authority in any of the provinces or territories of Canada or elsewhere, that constitutes a Company Material Adverse Effect;

(h)           the Board of Directors shall not have withdrawn any recommendation made by it that Shareholders accept the Offer or issued a recommendation in a manner that has substantially the same effect;

(i)            at the Expiry Time:

(i)            all representations and warranties of the Company in this Agreement:  (A) that are qualified by a reference to a Company Material Adverse Effect or materiality shall be true and correct in all respects, and (B) that are not qualified by a reference to a Company Material Adverse Effect or materiality shall be true and correct in all material respects; and

(ii)           the Company shall have observed and performed its covenants in the Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Company at or prior to the Expiry Time (without giving effect to, applying or taking into consideration any materiality qualification already contained in such covenant or obligation), and Kinross shall have received, not more than seven hours before the Expiry Time, a certificate of the Company, signed by two senior officers (without

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personal liability), satisfactory to Kinross, acting reasonably, certifying the foregoing after due inquiry;

(j)                                    the Agreement shall not have been terminated in accordance with its terms; and

(k)                                 each of the Lock-Up Agreements shall have been complied with and shall not have been terminated.

The foregoing conditions are for the exclusive benefit of Kinross and may be asserted by Kinross regardless of the circumstances giving rise to any such condition. Kinross may, in Kinross’s sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which Kinross may have, provided that Kinross may not waive the Minimum Tender Condition to acquire less than that number of Common Shares such that if taken-up, Kinross would hold 50.1% of the Common Shares outstanding ((x) including those Common Shares already held by or on behalf of Kinross or an affiliate or associate of Kinross and (y) calculated on a fully-diluted basis but excluding the Common Shares issuable on exercise of Options held by the Locked-Up Shareholders) without the prior written consent of the Company.  If Kinross waives the Minimum Tender Condition on a date that is less than 10 days prior to the Expiry Date, it shall extend the Offer for at least such period of time as is necessary to ensure that the Offer remains open for 10 days from the date or such waiver.  The failure by Kinross at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

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